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Exhibit 99(d)(2)

PLAN OF MERGER

OF

ROTTLUND HOLDINGS, INC.

WITH AND INTO

THE ROTTLUND COMPANY, INC.

        This PLAN OF MERGER (this "Plan of Merger") is entered into as of March 20, 2002, by and between Rottlund Holdings, Inc., a Minnesota corporation (the "Parent"), and The Rottlund Company, Inc., a Minnesota corporation ("Rottlund").

RECITALS

A.
The Parent and Rottlund are corporations duly organized and validly existing under the laws of the State of Minnesota.

B.
The Parent owns at least 90% of the issued and outstanding capital stock of Rottlund.

C.
The Parent desires to effect the merger of the Parent with and into Rottlund (the "Merger") pursuant to Section 302A.621 of the Minnesota Business Corporations Act (the "MBCA").

D.
The Board of Directors of Rottlund and the Board of Directors and shareholders of the Parent have approved this Plan of Merger pursuant to the MBCA.

AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and the promises set forth in this Plan of Merger, the parties agree as follows:

ARTICLE I

Merger

        On the Effective Date (as defined in Article 2 below) and pursuant to the MBCA, the Parent shall merge with and into Rottlund. Rottlund shall continue its corporate existence and shall be the corporation surviving the Merger (the "Surviving Corporation") under the name "The Rottlund Company, Inc." The Parent's separate existence and corporate organization shall cease on the Effective Date.

ARTICLE II

Effective Date of the Merger

        The Merger shall be effective on the day of the filing of the articles of merger with the Secretary of State of the State of Minnesota (the "Effective Date").

ARTICLE III

Articles of Incorporation; Bylaws; Officers and Directors

3.1
Articles of Incorporation. The Articles of Incorporation of Rottlund in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

3.2
Bylaws. The Bylaws of Rottlund in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

3.3
Officers and Directors. The officers of Rottlund in office immediately prior to the Effective Date shall be the officers of the Surviving Corporation from and after the Effective Date in accordance with the Bylaws of the Surviving Corporation. The directors of Rottlund in office immediately prior to the Effective Date shall be the directors of the Surviving Corporation from and after the Effective Date in accordance with the Bylaws of the Surviving Corporation. The officers and directors of the Parent holding office on the Effective Date shall be deemed to have resigned effective as of the Effective Date.

ARTICLE IV

Merger Consideration

4.1
Capital Stock of Rottlund.

(a)
Except as provided herein with respect to shares canceled pursuant to Article 4.1(b) hereof and dissenting shares, on the Effective Date and by virtue of the Merger, each share of Rottlund common stock that is issued and outstanding (other than Rottlund common stock owned by the Parent) shall be converted into and become the right to receive a cash payment in the amount of $9.15 per share. All issued and outstanding shares of Rottlund common stock shall no longer be outstanding, shall automatically be canceled and retired, and shall cease to exist. Each holder of a certificate representing shares of Rottlund common stock shall cease to have any rights with respect thereto, except the right to receive the consideration described in this Article 4.1(a) upon surrender of such certificates or to exercise dissenters rights pursuant to Sections 302A.621, 302A.471 and 302A.473 of the MBCA.

(b)
On the Effective Date and by virtue of the Merger, each share of Rottlund common stock that is owned by the Parent as of the Effective Date shall be canceled. No cash, securities or other consideration shall be paid or delivered in exchange for shares of Rottlund common stock owned by the Parent.

(c)
On the Effective Date and by virtue of the Merger, any share of Rottlund common stock held in treasury shall be canceled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such Rottlund common stock.

4.2
Capital Stock of the Parent. On the Effective Date and by virtue of the Merger, each share of common stock of the Parent that is issued and outstanding shall be converted into one share of common stock of the Surviving Corporation. Each such share of Surviving Corporation common stock shall be fully paid and non-assessable.

ARTICLE V

Effect of the Merger

        From and after the Effective Date, the Merger shall have the effects set forth in Section 302A.641 of the MBCA, and the Surviving Corporation shall succeed to and possess all of the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Parent and Rottlund, all without further act or deed.

        IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be duly executed on the date first written above.

ROTTLUND HOLDINGS, INC.
/s/ BERNARD J. ROTTER
By: Bernard J. Rotter, Vice President
THE ROTTLUND COMPANY, INC.
/s/ DAVID H. ROTTER
By: David H. Rotter, President

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  Exhibit 99(d)(2)
PLAN OF MERGER OF ROTTLUND HOLDINGS, INC. WITH AND INTO THE ROTTLUND COMPANY, INC.
RECITALS
AGREEMENT
ARTICLE I Merger
ARTICLE II Effective Date of the Merger
ARTICLE III Articles of Incorporation; Bylaws; Officers and Directors
ARTICLE IV Merger Consideration
ARTICLE V Effect of the Merger